CUSTODY AGREEMENT

This Custody Agreement (this “Agreement”) is effective as of ______3/2/2018_______ (the “Effective Date”) by and between RSE Collection, LLC, a Delaware registered limited liability company (“Issuer”), and DriveWealth, LLC, a New Jersey registered limited liability company (“DriveWealth”).  Issuer and DriveWealth are hereby referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

A.WHEREAS, DriveWealth is a broker-dealer registered with the U.S. Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA) that, among other things, serves as custodian for securities of SEC public reporting and non-public reporting, exchange listed and unlisted companies, and facilitates the offering of securities and holds customer funds;

B.WHEREAS, Issuer has issued, or intends to issue, certain Offerings in securities, which may not be exchange listed or public reporting companies, and are exempt from registration, as described on Schedule A (“Security(ies)”);

C.WHEREAS, Issuer wishes to engage DriveWealth, and DriveWealth wishes to accept such engagement, to provide its closing and custody services for the Securities held by purchasers thereof and to perform related services with respect thereto; DriveWealth shall be responsible for the performance of such custodial and related services only to the extent required by this Agreement.

 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

1.DEFINITIONS

“Action” shall have the meaning set forth in Section 8.2 of this Agreement.

“ACH” means Automated Clearing House.

“Affiliate” means any person that is directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, one of the Parties. For purposes of this definition, “Control” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of a person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Laws and Rules” or “Legal Requirement” shall govern this Agreement and the obligations of the Parties. Applicable Laws and Rules or Legal Requirement shall include all applicable provisions of federal, state and local laws; the rules, regulations, constitution, by-laws and stated policies of FINRA, the SEC, and any other securities exchange, association, or self-regulatory organization (“SRO”) vested with authority over the Parties and/or the transactions contemplated in this Agreement.

“Books and Records” shall have the meaning set forth in Schedule B-1 attached to this Agreement.

“Branding” means trademarks, service marks, domain names, logos, links, navigation and other indicators of origin.

“Closing” shall have the meaning set forth in Schedule B-1 attached to this Agreement.

“Content” means any or all text, images, video, audio, graphics, and other data, products, materials, services, text, pointers, technology, code, language, functions and software, including Branding.

“Customer(s)” shall mean the mutual customers of Issuer and DriveWealth. Customers establish an account at DriveWealth for the sole purpose of purchasing and selling Securities as defined in Schedule A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fees” shall have the meaning set forth in Section 4 of this Agreement.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor thereto.

“DriveWealth Branding” means all Branding (other than from Issuer) used by DriveWealth and includes any Branding provided by DriveWealth to Issuer for use on the Issuer Site.

“DriveWealth Account” means a person that has established a brokerage account that can participate in the full suite of services offered through DriveWealth (including, for example, equities), whether or not they are Investors or have purchased the Securities.

“DriveWealth Content” means the Content owned by or licensed for use by DriveWealth, which for the avoidance of doubt shall in no event include Issuer Content.

“DriveWealth Indemnified Parties” shall have the meaning set forth in Section 8 of this Agreement.

“DriveWealth Name” means, and includes, the name of DriveWealth or any of its Affiliates, or the name of any member, stockholder, partner, manager or employee of DriveWealth or any of its Affiliates, or any trade name, trademark, logo, service mark, symbol or any abbreviation, contraction or simulation thereof owned or used by DriveWealth or any of its Affiliates.

“DriveWealth Platform” means such technology owned, operated or made available by DriveWealth or an Affiliate of DriveWealth for Issuer’s use.

“DriveWealth Site” means those internet sites, including but not limited to www.drivewealth.com and the DriveWealth API maintained by DriveWealth for the purpose of offering its services.

“Investor(s)” means a Customer(s) who holds the Securities in a brokerage account with DriveWealth, excluding Issuer.

“Issuer Branding” means all Branding (other than from DriveWealth) used by Issuer and includes any Branding provided by Issuer to DriveWealth for use on the DriveWealth Site.

“Issuer Content” means the Content owned by or licensed for use by, or otherwise permitted to be used by Issuer, which for the avoidance of doubt shall in no event include DriveWealth Content.

“Issuer Indemnified Parties” shall have the meaning set forth in Section 8.4 of this Agreement.

“Issuer Name” means, and includes, the name of Issuer or any of its Affiliates, or the name of any member, stockholder, partner, manager or employee of Issuer or any of its Affiliates, or any trade name, trademark, logo, service mark, symbol or any abbreviation, contraction or simulation thereof owned or used by Issuer or any of its Affiliates, including without limitation the names of the Issuer Sites.

“Issuer Site” means those internet sites and applications as set forth on Schedule A maintained by Issuer or an Affiliate of Issuer for the purpose of offering the Securities.

“Losses” shall have the meaning set forth in Section 8 of this Agreement.

“Offering” means the offering, pursuant to a registration statement under the Securities Act or an exemption therefrom (including pursuant to Regulation A or Rule 506(c) under Regulation D, as the case may be), of Securities to Investors. The Parties acknowledge that for purposes of this Agreement, all sales of Securities pursuant to the Company’s offering statement on Form 1-A, for Securities issued under Regulation A and Form D, for Securities issued under Rule 506(c) of Regulation D, as the case may be, shall be deemed a part of the same Offering.

“Security(ies)” shall have the meaning set forth in the recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” shall have the meaning set forth in Section 3.1 of this Agreement.

“Shareholder” means the members of Issuer, including each beneficial owner of the Securities.

“Term” shall have the meaning set forth in Section 9 of this Agreement.

2.INSTRUCTIONS

2.1.Unless otherwise explicitly indicated herein, DriveWealth shall perform its duties pursuant to Instructions. As used herein, the term Instruction shall mean a directive initiated by the Issuer, acting directly or through its officers or other Authorized Persons, which directive shall conform to the requirements of this Section.

2.1.1.Authorized Persons. For purposes hereof, an Authorized Person shall be a person or entity authorized to give Instructions for or on behalf of Issuer by written notices to DriveWealth or otherwise in accordance with procedures delivered to and acknowledged by DriveWealth. DriveWealth may treat any Authorized Person as having full authority and may act pursuant to such Authorized Persons instructions unless the notice of authorization contains explicit limitations as to said authority. DriveWealth shall be entitled to rely upon the authority of Authorized Persons until it receives appropriate written notice from Issuer to the contrary.

2.2.Form of Instruction. Instructions shall be in writing, including via e-mail, and include the signature, which may be in electronic form, of the Authorized Person.

3.CUSTODIAL SERVICES

3.1.Obligations of DriveWealth. DriveWealth’s obligations with respect to the Securities and Offerings is limited to providing closing, settlement, custody and related services for Customer accounts established at DriveWealth pursuant to this Agreement. DriveWealth shall hold, as nominee custodian, the Securities and perform related services with respect to Issuer to the extent explicitly required by specific provisions contained in Schedule B-1 of this Agreement and shall not be responsible for any duties or obligations not specifically allocated to DriveWealth pursuant to this Agreement, which services shall be contingent upon Issuer meeting its obligations as outlined herein and in Schedule B-2, and as limited by Schedule C of this Agreement (collectively, the “Services”). DriveWealth’s obligation to hold the Securities in custody does not include any obligation to notify the Customer of the receipt or failure to receive any amount, to forward to the Customer any notices with respect to the investment, to monitor or report to the Customer as to the performance by or nonperformance of any person with respect to the investment (or the performance or nonperformance by any person of any obligation or term contained in, or imposed by, the investment) or to take enforcement or other action with respect thereto, irrespective of whether DriveWealth has actual or constructive knowledge which may make such action or inaction advisable. DriveWealth may also, in its sole discretion, take such actions as it reasonably deems necessary to perform due diligence or investigation with respect to Issuer and/or any Offering at any time and from time to time.

3.2.Exclusivity.  The Parties agree that DriveWealth will be the exclusive provider of closing, settlement, custody, and related Services for Issuer’s Securities Offerings. Because confusion and inconsistencies may arise from the use of multiple recordkeeping and custody systems to hold the Securities in the U.S., unless otherwise agreed to between the Parties, Issuer shall not, during the Term, establish, maintain or permit any other person to establish or maintain on its behalf a similar relationship with a custodian, clearing broker or transfer agent to perform the Services with respect to the Securities.

3.3.Modifications to DriveWealth Systems, Platforms and Operations.  DriveWealth upgrades and enhances its platform and amends, modifies and changes its operations and procedures on a consistent basis.  DriveWealth reserves the right, therefore, in its sole discretion, to change or modify the DriveWealth Platform at any time and from time to time. DriveWealth will take reasonable steps to ensure that such modifications do not negatively impact the performance of its obligations under this Agreement.

3.4.No Discretionary Authority.  Unless and only to the extent specifically described in any separate agreement between DriveWealth and Issuer: (a) DriveWealth shall, at all times, act solely in a passive, non-discretionary capacity with respect to Issuer and each Investor and each brokerage account with DriveWealth maintained by Issuer or each Investor and shall not be responsible or liable for any investment decisions or recommendations with respect to the purchase or disposition of any Security or other assets; (b) DriveWealth shall not be responsible for questioning, investigating, analyzing, monitoring, or otherwise evaluating any of the investment decisions or strategies of any Investor or reviewing the prudence, merits, viability or suitability of any investment decision or strategies made by any Investor, including the decision to purchase or hold the Securities or such other investment decisions or direction that may be provided by any individual or entity with authority over the relevant Investor; and (c) DriveWealth shall not be responsible for directing investments or determining whether any investment or strategy by an Investor or any person or entity with authority to make investment decisions on Investor’s behalf is acceptable under applicable Law.

3.5.Book Entry Securities.  The Securities will be book entry securities on DriveWealth’s Books and Records and held for the benefit of the Investors.   DriveWealth will maintain, as part of the Services, information as to amounts owed and paid with respect to the Securities to the individual Investors.  Accordingly, DriveWealth agrees to accurately maintain its Books and Records and to provide Issuer information from its Books and Records as reasonably requested by Issuer.  Issuer shall maintain on its books and records the amount owed and paid to Investors with respect to the Securities and will notify DriveWealth immediately if its record of the amount owed or paid with respect to the Securities to Investors or the position held on Issuer’s books and records is different from the amount that DriveWealth reports to Issuer.

4.FEES AND DEPOSIT

4.1.Deposit. Issuer shall be required to make a good faith cash or cash equivalent deposit at DriveWealth in the amount of ten thousand dollars ($10,000) (“Deposit”). The Deposit will be made into a brokerage account held at DriveWealth for the purpose of deducting Fees owed to DriveWealth, covering errors caused by Issuer, and other items specifically agreed to in writing between the Parties. If DriveWealth is required to withdraw funds from the Deposit, Issuer shall, upon written request from DriveWealth, and within a reasonable time provide additional funds to return the Deposit to the full amount agreed to in this section. The Deposit shall be jointly reviewed by the Parties on an ongoing basis to determine if the Deposit is appropriate. Any alteration to the Deposit must be mutually agreed to by the Parties in writing.

4.1.1.The Deposit shall remain on deposit for a period expiring no later than thirty (30) days subsequent to the Termination Date of this Agreement.  Upon the conclusion of such thirty-day period, DriveWealth shall remit, pay and deliver the Deposit to Issuer, less any amounts due to DriveWealth from Issuer pursuant to this Agreement and less any amounts DriveWealth deems, in written agreement with Issuer, appropriate for its protection from any claim or proceeding of any type either pending or threatened. If any legal action or proceeding is not commenced with respect to any such pending or threatened claim within a reasonable time after the Termination Date of this Agreement, any amount withheld by DriveWealth from the Deposit with respect to such claim shall be promptly paid and delivered to Issuer.

4.2.Fees.  The fees payable by Issuer to DriveWealth are specified in Schedule D to this Agreement (collectively, the “Fees”).  DriveWealth is authorized to debit the Fees or any other obligation of Issuer to DriveWealth automatically from Issuer’s Deposit as such Fees and obligations become due.  Issuer will maintain sufficient cash in, and from time to time deposit sufficient funds in, such account to ensure payment of its obligations, including the Fees, to DriveWealth. The Parties acknowledge and understand that the Fees represented in Schedule D are subject to change and that certain Fees, not explicitly stated, may reasonably be passed by DriveWealth through to Issuer. Notwithstanding the foregoing, the Parties will regularly review the appropriateness of the Fees in Schedule D. Any material change to the Fees will require a written amendment to this Agreement.

5.NAMES, BRANDS, WEBSITES AND CONTENT

5.1.Use of DriveWealth Name, DriveWealth Branding and DriveWealth Content.  Issuer shall not, and shall cause its representatives not to, without the prior written consent of DriveWealth: (a) use in advertising, publicity, or otherwise any DriveWealth Name, Branding or Content, or (b) represent, directly or indirectly, that Issuer, any

Affiliate of Issuer, or any representative of Issuer or the Securities have been approved, endorsed, or recommended by DriveWealth or any of its Affiliates.  In addition, all use of the DriveWealth Name, Branding or Content and all descriptive materials about the Services used by Issuer on the Issuer Site or elsewhere, must be reviewed and approved by DriveWealth, as to appearance, substance and placement, prior to use by Issuer.  DriveWealth may also require a “jump” or other interstitial page in connection with any links or references to DriveWealth or any of its websites or otherwise if deemed necessary by DriveWealth to ensure clear demarcation between any websites or Content of DriveWealth and any websites or Content of Issuer.  Issuer understands that any breach hereof may also cause a breach of Applicable Laws and Rules, and Issuer will be liable hereunder for any failure to obtain such prior approval or otherwise comply with these provisions.

5.2.Use of Issuer Name, Issuer Branding and Issuer Content.  DriveWealth shall not, and shall cause its representatives not to, without the prior written consent of Issuer use in advertising, publicity, or otherwise any Issuer Name, Branding or Content.  In addition, all use of the Issuer Name, Branding or Content on the DriveWealth Site must be reviewed and approved by Issuer, as to appearance, substance and placement, prior to use by DriveWealth.  Issuer may also require a “jump” or other interstitial page in connection with any links or references to Issuer or any of its websites or otherwise to ensure clear demarcation between any websites or content of Issuer and any websites or content of DriveWealth.  DriveWealth understands that any breach hereof may also cause a breach of Applicable Laws and Rules, and DriveWealth will be liable hereunder for any failure to obtain such prior approval or otherwise comply with these provisions.

5.3.No Responsibility for Issuer Site or Issuer Content.  DriveWealth is not preparing, endorsing, adopting, reviewing or approving in any way the Issuer Site or Issuer Content or any offering material, including any offering memorandum, or any other materials of any kind prepared by Issuer or on behalf of Issuer (even if prepared by DriveWealth on behalf of Issuer) wherever it may appear, except to the extent that the Issuer Site, Issuer Content or other material specifically references DriveWealth, and then only to the limited extent of such reference.

5.4.No License of Intellectual Property.  Except as expressly provided herein, no license or grant of any intellectual property of any nature whatsoever, including any Branding or Content, or any data, business method, patents or applications thereof or similar material shall be deemed granted, licensed or otherwise from either Party (or any Affiliate thereof) to the other (or any Affiliate thereof) under this Agreement.

6.CONFIDENTIAL INFORMATION

6.1.Confidential Information. “Confidential Information” means any information, technical data, or know-how, including, but not limited to, that which relates to specifications, research, product plans, products, services, orders, strategies, forecasts, forecast assumptions, methodologies, models, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing or finances, disclosed by one party (the “Disclosing Party”) to the other (the “Receiving Party”). Confidential Information includes the specific terms of this Agreement, and/or personal information relating to any person (specifically including in information relating to a Shareholder or Customer).  Notwithstanding the foregoing, the Books and Records as they pertain to the Securities (and with the permission of the Investors with respect to any personally identifying information), will be made available to Issuer, and shall be Confidential Information as to DriveWealth, and may only be used by Issuer in accordance with Law or as otherwise authorized by the Customer to whom the information pertains by affirmative or negative consent, as permitted by applicable law.  Confidential information shall not include information, technical data, or know-how which: (a) becomes generally available without fault on the part of the Receiving Party or any of its Affiliates; (b) is already rightfully in the Receiving Party’s possession prior to its receipt from the disclosing Party; (c) is independently developed by the Receiving Party; (d) is rightfully obtained by the Receiving Party from third parties who are not themselves under an obligation of confidentiality with respect to such Confidential Information; or (e) is otherwise required to be disclosed by law or judicial process; provided, however, that prior to disclosing any Confidential Information as required by Law or judicial order the Receiving Party will, to the extent legally permitted to do so, first notify the disclosing Party of its intent to disclose such Confidential Information and will, if so requested by the disclosing Party cooperate with the disclosing Party in efforts to obtain an order granting confidential treatment to any Confidential Information so disclosed

6.2.Use of Confidential Information. The Receiving Party agrees to use Confidential Information solely in conjunction with its performance under this Agreement, in conducting an Offering, in determining beneficial ownership of the Securities, or as otherwise authorized in writing by the Party or Customer to whom the information pertains by affirmative or negative consent, as permitted, and not to disclose or otherwise use such information in any other fashion inconsistent with this Agreement.

6.3.Maintenance of Confidential Information. The Parties agree to maintain Confidential Information with at least the standard of care it uses to protect its own Confidential Information, but in no event less than a reasonable standard of care, and shall not, directly or indirectly: (i) transfer or disclose any Confidential Information to any third party; (ii) use any Confidential Information other than as contemplated under this Agreement; or (iii) take any other action with respect to Confidential Information inconsistent with the confidential and proprietary nature of such information.  In the event that either Party or their respective directors, officers, employees, consultants or agents are requested or required by legal or regulatory process to disclose any of the Confidential Information of the other Party, the Party required to make such disclosure shall, to the extent permitted by the Applicable Laws and Rules, give prompt written notice to the other Party so that the other Party may seek a protective order or other appropriate relief.  In the event that such protective order is not obtained, the Party required to make such disclosure shall disclose only that portion of the Confidential Information that its counsel advises that it is legally required to disclose.  Each Party agrees to notify the other promptly in writing, which may be via e-mail, should it become aware of the possession or use of Confidential Information or any portion thereof by any person not authorized by this Agreement.

6.4.Communications with Regulators and Legal Actions. Issuer and DriveWealth may receive requests for information from regulatory authorities including, but not limited to, the SEC and FINRA. The Parties agree to treat such communications as Confidential Information where such requests reasonably relate to the substance of this Agreement and business relationship between the Parties. To the extent permissible under the Applicable Laws and Rules, each Party agrees to notify the other Party in writing promptly of any material legal or regulatory investigation or action taken against it that may reasonably relate to the Services provided pursuant to this Agreement.

6.5.Intellectual Property Rights. “Intellectual Property” includes copyrightable works, patents, service marks, and trade secrets. Both Parties agree that the right, title, and interest of any intellectual property rights shall remain under the ownership of the respective Party and are not to be conveyed to the other Party of this Agreement. The Parties shall use reasonable efforts to preserve, protect, and keep confidential all Intellectual Property Rights of the other Party.

6.6.Injunctive Relief. Each Party acknowledges that the remedy at law for any breach or threatened breach of its obligations under this section would be inadequate. Each Party agrees that the other Party is entitled to, and hereby consents to the order for, injunctive relief or other equitable relief in the event of any such breach or threatened breach.

6.7.Survival Upon Termination. This section shall survive for a period of three (3) years beyond termination of this Agreement, except with respect to Confidential Information that is personal or identifying information regarding or relating to a Customer, in which case this section shall be indefinite, unless in the case of Issuer such disclosure is authorized by the relevant Customer in connection with the Securities and in the case of DriveWealth is permitted by the Applicable Laws and Rules.

7.REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1.Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that:

7.1.1.it is duly organized and validly existing under the laws of the jurisdiction of its establishment;

7.1.2.it has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement;

7.1.3.it has obtained all material consents and approvals and taken all necessary actions for it to validly enter into and give effect to this Agreement and to engage in the activities contemplated by, and to perform its obligations under, this Agreement;

7.1.4.this Agreement will, when executed, constitute lawful, valid and binding obligations on such Party, enforceable in accordance with its terms; and

7.1.5.neither the execution and delivery of this Agreement, nor the performance by such Party of its obligations hereunder will (i) violate any Legal Requirement, (ii) require any authorization, consent, approval, exemption or other action by or notice to any government entity, or (iii) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under the governing documents of such Party or any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which such Party is a party or by which such Party or any of its assets or properties may be bound or affected.

7.2.Issuer Representations, Warranties and Covenants.  Issuer represents, warrants and covenants to DriveWealth that:

7.2.1.the offer and sale of the Securities are (or, with respect to Securities not yet issued, will be) registered or exempt from the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and are (or, with respect to Securities not yet issued, will be) registered or exempt from the registration requirements of any state where Issuer from time to time will offer such Securities;

7.2.2.it will not, during the Term, either (i) act as a “broker” or “dealer” as those terms are defined under the Exchange Act or otherwise in a similar capacity under any other Law that is not permitted, unless pursuant to an applicable exemption, or (ii) provide investment advice with respect to any Customer in respect of any securities,  or (iii) with respect to any Customer, hold or have access to any funds or securities (it being understood that the Issuer shall not be deemed to hold or have access to funds or securities by virtue of the Issuer’s manager or the Issuer’s Affiliates being DriveWealth Customers), or extend credit for the purpose of purchasing Securities through DriveWealth, including specifically the Securities; and

7.2.3.Issuer owns the Issuer Name, Issuer Branding, Issuer Site and Issuer Content and/or has the right to grant the licenses and/or rights of use as contemplated by this Agreement.

7.3.DriveWealth Representations, Warranties and Covenants.  DriveWealth represents, warrants and covenants to Issuer that:

7.3.1.it is, and during the term of this Agreement will remain, duly registered and in good standing as a broker-dealer with the SEC and with each State, the District of Columbia, Puerto Rico and the U.S. Virgin Islands; and it is, and during the term of this Agreement will remain, a member firm in good standing with FINRA; and

7.3.2.DriveWealth owns the DriveWealth Branding, DriveWealth Site and DriveWealth Content and/or has the right to grant the licenses and/or rights of use as contemplated by this Agreement.

7.4.Disclaimer of Warranties.  THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS.  DRIVEWEALTH SPECIFICALLY DISCLAIMS ALL WARRANTIES FOR THE SERVICES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  NEITHER DRIVEWEALTH NOR ANY AFFILIATE OF DRIVEWEALTH WARRANTS THAT THE SERVICE WILL MEET ISSUER’S OR ANY INVESTOR’S REQUIREMENTS OR THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE.  NO ORAL OR WRITTEN INFORMATION GIVEN BY DRIVEWEALTH OR ITS AFFILIATES SHALL CREATE ANY WARRANTIES OR IN ANY WAY INCREASE THE SCOPE OF DRIVEWEALTH’S OBLIGATIONS HEREUNDER.

8.LIMITATIONS OF LIABILITY; INDEMNIFICATION

8.1.Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY NATURE, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF ANY PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

8.2.DriveWealth Indemnification.  Issuer agrees to indemnify, defend and hold DriveWealth and its Affiliates and their respective members, shareholders, officers, directors, agents and employees (each a “DriveWealth Indemnified Party” or, collectively, “DriveWealth Indemnified Parties”) harmless against any investigation, claim, action, or proceeding (including a regulatory inquiry, whether formal or informal or any arbitration or court action) (“Action”) brought by a Customer, court, regulator or self-regulatory organization asserting jurisdiction over the DriveWealth Indemnified Party or by any other party against any DriveWealth Indemnified Party insofar as such Action relates to Issuer, any Affiliate of Issuer, the Securities, any Offering, the marketing and advertising thereof, or that results from any action, inaction, omission, misstatement or statement of Issuer or any person acting in connection with Issuer or on Issuer’s behalf (other than any misstatement or statement about DriveWealth provided by DriveWealth) arising out of or based upon (a) the Issuer Site or the offering circular, including any amended versions thereof; (b) any breach or alleged breach of any of Issuer’s representations, warranties, covenants or agreements hereunder and including any representations, warranties, covenants or agreements contained in the Schedules to this Agreement; (c) any breach or alleged breach of confidentiality or privacy relating to Issuer’s failure or alleged failure to treat any Customer’s personal or identifying information as confidential pursuant to Section 6; and (d) infringement or misappropriation by Issuer of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets and publicity rights.  Further, Issuer shall indemnify the DriveWealth Indemnified Parties against all expenses, fees (including reasonable attorney’s fees and other legal expenses), losses, claims, damages, demands, liabilities, judgments (including fines and settlements), costs of investigation or responding to inquiries or otherwise (“Losses”) incurred by or levied or brought against the DriveWealth Indemnified Parties arising out of, or related to, Actions warranting indemnification pursuant to this Section as such Losses arise, except to the extent that such Losses relate to or result from gross negligence, misfeasance or willful disregard for Law by any DriveWealth Indemnified Party.

8.3.Promptly after receipt by a DriveWealth Indemnified Party of notice of any claim or the commencement of any Action with respect to which a DriveWealth Indemnified Party is entitled to indemnity hereunder, DriveWealth will notify Issuer in writing of such claim or of the commencement of such Action, and Issuer, if requested by the DriveWealth Indemnified Party, will assume the defense of such Action and will employ counsel reasonably satisfactory to the DriveWealth Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the DriveWealth Indemnified Party will be entitled to employ counsel separate from counsel for Issuer and from any other party in such action if counsel for the DriveWealth Indemnified Party reasonably determines that it would be inappropriate or ill-advised for the same counsel to represent both parties. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by Issuer, in addition to local counsel.  If the DriveWealth Indemnified Party elects Issuer to assume the defense of such Action, Issuer will have the exclusive right to settle the claim or proceeding, provided that Issuer will not settle any such claim or Action without the prior written consent of the DriveWealth Indemnified Party, which consent shall not be unreasonably withheld.  If the DriveWealth Indemnified Party assumes the defense (with payment of any related costs and expenses by Issuer), the DriveWealth Indemnified Party will have the exclusive right to settle the claim or proceeding, provided that the DriveWealth Indemnified Party will not settle any claim or Action without the prior written consent of Issuer, which consent shall not be unreasonably withheld.

8.4.Issuer Indemnification.  DriveWealth agrees to indemnify, defend and hold Issuer and its Affiliates and their respective members, shareholders, officers, directors, agents and employees (each an “Issuer Indemnified Party” and, collectively, “Issuer Indemnified Parties”) harmless against any Action brought by an Investor,

Customer, court, or regulator asserting jurisdiction over the Issuer Indemnified Party or by any other party against any Issuer Indemnified Party relating to DriveWealth, any Affiliate of DriveWealth, or the Services, insofar as the Action arises out of or is based upon (a) the DriveWealth Site; (b) any misstatement or statement about DriveWealth provided by DriveWealth to Issuer including, without limitation, any misstatement or statement in any offering circular, including any amended versions thereof; (c) any breach or alleged breach of any of DriveWealth’s representations, warranties, covenants or agreements hereunder and including any representations, warranties, covenants or agreements contained in the Schedules to this Agreement; (d) any and all commitments, representations, warranties or statements of any kind by DriveWealth to any third party regarding the use of the DriveWealth Site; and (e) infringement or misappropriation by DriveWealth of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets and publicity rights.  Further, DriveWealth shall indemnify the Issuer Indemnified Parties against all Losses incurred by or levied or brought against the Issuer Indemnified Parties arising out of, or related to, Actions warranting indemnification pursuant to this Section as such Losses arise, except to the extent that such Losses relate to or result from gross negligence, misfeasance or willful disregard for law by any Issuer Indemnified Party.

8.5.Promptly after receipt by an Issuer Indemnified Party of notice of any claim or the commencement of any Action with respect to which an Issuer Indemnified Party is entitled to indemnity hereunder, Issuer will notify DriveWealth in writing of such claim or of the commencement of such Action, and DriveWealth, if requested by the Issuer Indemnified Party, will assume the defense of such Action and will employ counsel reasonably satisfactory to the Issuer Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Issuer Indemnified Party will be entitled to employ counsel separate from counsel for DriveWealth and from any other party in such action if counsel for the Issuer Indemnified Party reasonably determines that it would be inappropriate or ill-advised for the same counsel to represent both parties.  In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by DriveWealth, in addition to local counsel.  If the Issuer Indemnified Party elects DriveWealth to assume the defense of such Action, DriveWealth will have the exclusive right to settle the claim or proceeding, provided that DriveWealth will not settle any such claim or Action without the prior written consent of the Issuer Indemnified Party, which consent shall not be unreasonably withheld.  If the Issuer Indemnified Party assumes the defense (with payment of any related costs and expenses by DriveWealth), the Issuer Indemnified Party will have the exclusive right to settle the claim or proceeding, provided that the Issuer Indemnified Party will not settle any claim or Action without the prior written consent of DriveWealth, which consent shall not be unreasonably withheld.

8.6.No Claim Preclusion.  Nothing in this Section shall be construed to preclude either Party from making any claim against the other arising out of a failure to perform obligations under this Agreement.  Neither Party shall be precluded from claiming or commencing an action for contribution to any amounts the other may be required or otherwise agree to pay to an Investor or other third party, including a regulator, with jurisdiction over the Services.

9.TERM AND TERMINATION

9.1.Term.  This Agreement shall become effective on the Effective Date and shall continue in force for so long as the Securities remain on the DriveWealth Platform (the “Term”).

9.2.Termination by Registration. This Agreement shall automatically terminate with respect to Security(ies) offered by Issuer at such time as the Security(ies) become registered with the Depository Trust & Clearing Corporation (“DTCC”) or listed on a national securities exchange.

9.3.Termination for Convenience.  This Agreement may be terminated without cause by either Party, upon thirty (30) days prior written notice if there are no Investors or, if there are Investors, after a reasonable period of time (not less than ninety (90) days) to implement the orderly transition specified in Section 9.6.2;

9.4.Termination for Default: Either Party (the “Terminating Party”) may, at its option, terminate this Agreement, at any time, if: (i) the other Party (the “Defaulting Party”) is in material violation of its obligations under this Agreement; (ii) the Terminating Party provides Defaulting Party with notice that states the nature of the default in reasonable details and requests that Defaulting Party cure the default within thirty (30) calendar days; and (iii) the default is not cured within thirty (30) calendar days after receipt of such notice, or the default cannot be cured. If Terminating Party elects to terminate the Agreement pursuant to this section, such termination will be deemed “Termination for Default.” The following are grounds for Termination for Default:

9.4.1.a receiver, liquidator or trustee of Defaulting Party, or any of its property, is appointed by court order and such order remains in effect for more than thirty (30) days; or Defaulting Party is adjudicated bankrupt or insolvent; or any of its property is sequestered by court order and such order remains in effect for more than thirty (30) days; or a petition is filed against Defaulting Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation of law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) days after such filing; or

9.4.2.Defaulting Party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against under such law; or

9.4.3.Defaulting Party makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of Defaulting Party, or of any part of its property; or

9.4.4.Defaulting Party shall fail to perform or observe any term, covenant or condition to be performed or observed by it hereunder and such failure shall continue for a period of thirty (30) days after written notice to Defaulting Party specifying the failure and demanding that the same be remedied. For the purposes of clarity, in the event that DriveWealth’s registration as a broker-dealer in good standing with the SEC or with any State, the District of Columbia, Puerto Rico and the U.S. Virgin Islands is terminated or suspended, or if DriveWealth’s membership in, or good standing with, FINRA is terminated or suspended, shall be grounds for Termination for Default.

9.5.Termination for Force Majeure.  In the event of a force majeure that lasts longer than thirty (30) days, the Party not experiencing the force majeure event may terminate this Agreement upon written notice to the other Party.

9.6.Effect of Termination

9.6.1.Actions Upon Termination.  Upon the termination of this Agreement, Issuer shall remove all references to any DriveWealth Name, Branding and Content from the Issuer Site or Issuer Content (except for historical content and references contained in SEC filings) and terminate all links on the Issuer Site to any DriveWealth Site.  DriveWealth shall remove all references to Issuer Name, Branding and Content from the DriveWealth Site or DriveWealth Content and terminate all links on the DriveWealth Site to any Issuer Site.  Each Party shall promptly return or destroy (with certification of destruction) all Confidential Information, documents, manuals and other materials stored in any form or media (including but not limited to electronic copies) belonging to the other Party, except as may be otherwise provided in this Agreement or required by Applicable Laws and Rules.  Notwithstanding the foregoing, each Party shall only be required to use its commercially reasonable efforts to remove, erase or destroy any Confidential Information stored in automatic electronic archival systems. DriveWealth shall deliver to Issuer or its designee an electronic copy of the Books and Records pertaining to the Securities, which Issuer and its Affiliates shall have a perpetual, royalty-free license to use for any reason they see fit in compliance with applicable Laws.

9.6.2.Cooperation. In all events, if there are one or more Investors at the time of termination, the Parties will cooperate in planning and implementing an orderly transition of the custody of the Securities to such person designated by Issuer authorized under applicable Law to assume custody of the Securities, or to Issuer itself if it is authorized to hold such Securities in custody, or to such other person selected by DriveWealth if Issuer does not so select such person within a reasonable period not to exceed ninety (90)

days.  In all events, Issuer shall pay the reasonable costs of such transition.  As part of such a transition, the Parties agree to seek the affirmative or negative consent of Investors to the sharing of Confidential Information necessary for their transition.

9.7.Termination Fee.  Termination Fees are set forth in Schedule D.

10.ARBITRATION

10.1.Arbitration Proceedings Disclosure.  The parties hereby agree to arbitration and agree and acknowledge the following with respect to arbitration proceedings:

a.Arbitration is final and binding on the parties;

b.The parties are waiving their right to seek remedies in court, including the right to a jury trial;

c.Pre-arbitration discovery generally is more limited than and different from court proceedings;

d.The arbitrators’ award is not required to include factual findings or legal reasoning;

e.A Party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited; and

f.The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

10.2.Arbitration Agreement.  Any controversy between the parties arising out of this Agreement shall be submitted to arbitration conducted before the American Arbitration Association, and in accordance with its Supplementary Procedures for Securities Arbitration.  Arbitration must be commenced by service upon the other Party of a written demand for arbitration or a written notice of intention to arbitrate.  Proceedings and hearings will take place in New York, New York.  Both Parties waive any right either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body.  Arbitration is final and binding on both parties.  An award rendered by the arbitrator(s) may be entered in any court of applicable jurisdiction over the parties.

11.GENERAL TERMS AND CONDITIONS

11.1.Compliance with Law.  Each Party agrees to comply with all Applicable Laws and Rules.

11.2.Non-exclusive DriveWealth Relationship.  DriveWealth reserves the right, without obligation or liability to Issuer, to market and provide either directly, through other parties, or through any other type of distribution channel, services to others that are the same as or similar to the Services provided under this Agreement.

11.3.No Agency.  Neither Party is an agent, representative or partner of the other Party.  Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability for, or to otherwise bind, the other Party.  This Agreement shall not be interpreted or construed to create an association, joint venture, co-ownership, co-authorship, or partnership between the Parties or to impose any partnership obligation or liability upon either Party.

11.4.Amendments and Modifications.  No change, amendment or modification of any provision of this Agreement will be valid unless set forth in writing and signed by the Parties. The Parties agree that: (i) no employee of the other Party who is not an officer of the other Party, irrespective of his or her general powers, shall have authority to modify this Agreement or waive any of its provisions, either orally or in writing; and (ii) no course of dealing between the Parties nor any waiver in any one or more instances shall be deemed a waiver in any other instance. Under no circumstances may the Parties agree to oral modifications of any terms of this Agreement.

11.5.Assignment.  Issuer shall not assign, sublicense or otherwise transfer this Agreement or any right, interest or benefit hereunder, except by operation of law, without the prior written consent of DriveWealth, which consent may be withheld in DriveWealth’s sole discretion.  DriveWealth shall have the right to assign, sublicense or otherwise transfer this Agreement or any right, interest or benefit hereunder, including an assignment by operation of law, to any Affiliate of DriveWealth that is properly authorized under Applicable

Laws and Rules to provide the Services by giving notice to Issuer within thirty (30) days of any of the actions listed herein.

11.6.Governing Law.  This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York, except with respect to the choice of law provisions therein or to the extent inconsistent with FINRA Rules applicable to an arbitration proceeding under Section 10 above.

11.7.No Waiver.  The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

11.8.Severability/Validity: if any provisions of this Agreement should become inconsistent with the Applicable Laws and Rules, such provision(s) shall be deemed to be modified to the extent necessary to comply therewith. If any provision or condition of this Agreement is held to be invalid or unenforceable by any court, governmental authority or SRO, such invalidity or unenforceability shall attach only to such provision or condition and only to the extent of such invalidity or unenforceability. The validity of the remaining provisions and conditions shall not be affected, and this Agreement shall continue, and any such invalid or unenforceable provision or condition shall be deemed modified to the extent necessary to be deemed valid and enforceable.

11.9.Construction: This Agreement and all its terms and conditions have been fully reviewed by the Parties. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party.

11.10.Notice.  Any notice required or permitted under this Agreement shall be in writing and delivered to the receiving Party’s principal place of business as set forth on the signature block to this Agreement in a manner contemplated in this Section and addressed, in the case of DriveWealth, to the attention of its General Counsel or, in the case of Issuer, to its President.  Notice shall be deemed duly given (a) if delivered by hand, when received, (b) if transmitted by email, upon confirmation that the entire document has been successfully received, (c) if sent by recognized overnight courier service, on the business day following the date of deposit with such courier service so long as the deposit was made by that overnight courier service’s deadline or on the second business day following the date of deposit if after that overnight courier service’s deadline, or (d) if sent by certified mail, return receipt requested, on the third business day following the date of deposit in the United States mail.

11.11.Entire Agreement.  This Agreement and the Schedules hereto and incorporated herein by reference constitute the entire agreement between the Parties and supersede any and all prior agreements or understandings between the parties with respect to the subject matter hereof.  Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision or other condition which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any purchase order, correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

11.12.Survival.  All provisions herein that by their terms or intent are to survive the termination of this Agreement shall so survive, specifically including Sections 4,6,7,8, and 10.

11.13.Headings.  The headings used in this Agreement are for convenience only and are not to be construed to have legal significance.

11.14.Third Parties.  This Agreement is between the Parties hereto and is not intended to confer any benefits on third parties including, but not limited to, Investors.

11.15.Force Majeure.  Neither Party will be liable for delay or default in the performance of its obligations under this Agreement if such delay or default is caused by conditions beyond its reasonable control, including, but not limited to, fire, flood, accident, earthquakes, telecommunications line failures, storm, acts of war, riot, acts of terrorism, government interference, strikes and/or walk-outs.  In addition, DriveWealth shall not be responsible for downtime or other problems with any website, including the DriveWealth website, caused by any public or third party private network, including the Internet or any communications carrier network, or computer hardware or software problems regardless of whether they arise in the ordinary course of business or constitute extraordinary events.

[Space intentionally left blank. Signature page follows.]

This Agreement contains an arbitration agreement.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers or representatives as of the Effective Date.

DriveWealth:DRIVEWEALTH, LLC

By:  __/s/ Michael J. Dugan_________

Name: Michael J. Dugan

Title: CFO

Address:  97 Main Street, 2nd Floor, Chatham, NJ 07928

Issuer:RSE COLLECTION, LLC

By:  _/s/ Christopher J. Bruno_____

Name: Christopher J. Bruno,

Title: President, RSE Markets, Inc.

Address: 41 W. 25th Street, 8th Floor, New York, NY 10010

SCHEDULE A – Securities and Internet Sites Used for Offering Such Securities

1. Description of the Securities.

Membership interests in a specific Series of RSE Collection, LLC (ex. Series #69BM1, Series #88LJ1, Series #85FT1, Series #55PS1, Series #83FB1, Series #93XJ1, etc.) – all Securities are sold under a single SEC-qualified offering circular, as amended from time to time, pursuant to Tier 2 of Regulation A or a private placement memorandum pursuant to Rule 506(c) of Regulation D (ex. Series #77LE1). RSE Collection will create additional Series for each new asset for which an Offering is planned through the Rally Rd.TM platform.

2. URLs for Internet Sites Used for Offering Such Securities or N/A:

www.rallyrd.com

www.rallyroad.com

Rally Rd. iOS App

Rally Rd. Android App [TBA]

SCHEDULE B-1 –Custody and Related Services by DriveWealth

Pursuant to Sections 3.1 of this Agreement, DriveWealth agrees to provide, perform or make available the following to Issuer:

1.Establishing New Accounts

A.The Parties shall be responsible for complying with the USA PATRIOT ACT and Anti-Money Laundering (“AML”) regulations as well as all Applicable Laws and Rules.

B.DriveWealth will establish accounts for Customers for the purpose of those accounts participating in Issuer’s Offerings on a fully disclosed basis. DriveWealth will be responsible for executing its AML Compliance Program including Customer Identification Program (“CIP”) and Know-Your-Customer (“KYC”) procedures.

C.DriveWealth reserves the right, in its sole discretion, to refuse to establish the account for a Customer for any reason. Issuer will be responsible for obtaining any additional Customer information required by DriveWealth for DriveWealth to make a good verification. If DriveWealth requests additional documentation needed to make a good Customer verification and, if such documentation is not obtained and returned within thirty (30) days of DriveWealth’s request, DriveWealth reserves the right to place trading restriction(s) on the Account including, but not limited to, freezing the Account’s assets, until such time that DriveWealth has received the requested documentation and made a good Customer verification.

D.The Customer applications, agreements, and forms do not convey any rights to Issuer. This Agreement does not act as a substitute for any agreements Issuer is required to execute with the Customer.

2.Scope of Activities

A.Customer accounts established at DriveWealth will be restricted to only trading activities in the Securities. The Customer will not be allowed to participate in other brokerage activities offered through DriveWealth, including the purchase and sale of equities, unless such Customer maintains an additional DriveWealth account(s) that is permitted to engage in such activity.

3.Receipt and Delivery of Funds and Securities

A.Payment/Delivery: DriveWealth shall perform cashiering functions for Accounts introduced by Issuer. These functions shall include receipt and delivery of Securities; receipt and payment of funds owed by or to Customers; and provision of custody for Securities and funds. Issuer, or Issuer’s intermediary broker-dealer, shall provide DriveWealth with Instructions that are necessary or appropriate to permit DriveWealth to perform its obligations under this Paragraph.

B.Safekeeping of Custodied Assets: In connection with maintaining custody of funds and Securities on deposit in the Accounts, DriveWealth shall be responsible for the safekeeping of all cash and Securities received by it pursuant to this Agreement; provided, however, that DriveWealth shall not be responsible for any funds or Securities delivered by Issuer until such funds or Securities are actually received by DriveWealth or deposited in good deliverable form in accounts maintained by DriveWealth.

4.Closing Services.

A.DriveWealth will conduct closings in which funds are delivered to Issuer’s account in amounts equal to subscription requests Issuer has accepted (when applicable), and Securities identified by a single alpha and or numeric identifier (“Ticker” or “CUSIP”) are transferred into Customer Accounts (actions collectively referred to as a “Closing”). These services include anti-money laundering (“AML”), Office of Foreign Asset Control (“OFAC”) and related services required for any funds transfers.

B.DriveWealth will conduct Closings at Issuer’s Instructions.  For Offerings with one Closing for a single Ticker, DriveWealth will conduct the Closing at the time instructed by Issuer or as soon as reasonably practicable thereafter.  For Offerings with multiple Closings over time and or with multiple Tickers, DriveWealth may decide, in its sole discretion, and after consultation with Issuer, to limit the number of Closings to a specified number within a designated time period (for instance, one Closing per month).

C.Issuer shall instruct Dwolla to direct funds from Customers’ Dwolla accounts to DriveWealth’s merchant Dwolla account during the Closing process. DriveWealth shall not be responsible for Dwolla clawbacks or other restrictions on a Customer’s Dwolla account that prevents the settlement and closing of the Offering pursuant to the Instructions received. In the event that DriveWealth is unable to settle and close the Offering pursuant to Instructions due to a Dwolla clawback or other restriction, Issuer shall be responsible for the unsettled portion.

D.All Closings are subject to the fees specified in Schedule D.1.

5.Preparation and Transmission of Confirmations

A.DriveWealth Shall be responsible for preparation of confirmations and their transmission to Customers. Issuer shall be responsible for notifying DriveWealth of any additional or special requirements. DriveWealth will provide Issuer with electronic access to copies of all confirmations. Any such confirmations will include Issuer Branding to the extent permitted by the Applicable Laws and Rules.

6.Use of the DriveWealth Platform.   DriveWealth will make tools available to Issuer for Issuer to perform or DriveWealth to perform on behalf of Issuer, the following activities with respect to the DriveWealth Platform, subject to the fees specified in Schedule D of this Agreement:

A.make the DriveWealth application programming interface (API) available for Issuer to enable selected DriveWealth functions on the website and or other user interface(s) provided by Issuer. Use will be subject to Issuer passing DriveWealth’s initial security review.

7.Custody and Transfer of Securities.  After Issuer has executed a DriveWealth Customer Account Agreement, DriveWealth will, in the ordinary course, and consistent with DriveWealth’s policies and procedures as in existence from time to time, maintain an account for the benefit of Issuer to hold the Securities, whether in certificated or uncertificated form, for Issuer’s benefit and any other securities or cash as may be purchased and/or deposited or held by Issuer in its account with DriveWealth.  These services, which are subject to the fees specified in Schedule D and replace certain functions of transfer agents, include the following:

A.maintaining books and records identifying each Investor, each Investor’s address, the terms of the Securities in which each Investor invests, and a log of all transactions with each Investor (collectively, “Books and Records) in accordance with Law as it does in the ordinary course with respect to any customer of DriveWealth’s holding Securities on the DriveWealth platform;

B.providing Issuer with a mechanism for Issuer to reconcile with Issuer records Investor holdings of the Securities from time to time (at the omnibus level and at the individual beneficial holder level, subject to Issuer maintaining the confidentiality of such information as set forth in Section 6 of this Agreement); and

C.maintain records of identifying information regarding Investors (subject to Section 6 of this Agreement).

8.Additional Custodial Services. As custodian, DriveWealth may provide the following additional services, subject to the fees specified in Schedule D of this Agreement if and when they occur, including but not limited to:

A.transfer cash and the Securities, if permitted, between an Investor account and a DriveWealth Account. Depending on the form of Issuer’s Offerings, Securities may have restrictions on the transfer of beneficial ownership.  DriveWealth will, in good faith, attempt to prevent transfers of the Securities without Issuer’s consent, except as required by or pursuant to operation of Law.  It is Issuer’s obligation to ensure compliance with transfer restrictions that may apply to Issuer’s Offering of Securities.

B.record and process transactions between Issuer and Investors in the Securities such as cash and securities distributions;

C.process communications between Issuer and Investors regarding the Offering of Securities, transaction confirmations, and other corporate actions; and

D.production and distribution of annual Investor Tax Documents (e.g. 1099’s) as required.

SCHEDULE B-2 – Obligations of Issuer in Connection with Custodial and Related Services

Notwithstanding the Services as provided under the Agreement, Issuer solely is responsible for maintaining records of Securities, which, if permitted by Law, may be done by evidencing the number of units of the Securities held by DriveWealth as nominee custodian for Customers, and for maintaining accurate and complete records of the aggregate total units of Securities sold and redeemed by Issuer through the DriveWealth platform.  Pursuant to its obligations, Issuer shall:

1.based upon the Books and Records provided by DriveWealth or an Affiliate of DriveWealth from time to time, maintain an accurate and complete record on its official books and records of the number of units (which may be in aggregate if permitted by Law) of Securities and, if permitted by Law, as held by DriveWealth as nominee custodian for Customers noting that such units are held by “DriveWealth, LLC for the exclusive benefit of its customers”, or if certificated, deliver to DriveWealth an original, duly issued and outstanding unit certificate in the name of “DriveWealth, LLC for the exclusive benefit of its customers” in an amount equal to the number of units of Securities held by Shareholders;

2.maintain an accurate and complete record on its official books and records of the number of units of Securities, if any, held by DriveWealth for DriveWealth’s own benefit, or if certificated, deliver to DriveWealth an original, duly issued and outstanding unit certificate in the name of “DriveWealth, LLC.” in an amount equal to the number of units of Securities held by DriveWealth;

3.provide to DriveWealth a statement and attestation, on a monthly basis and in such form as DriveWealth may reasonably require (e.g., through a designated website or email to DriveWealth’s operations department), indicating the number of units of the Securities recorded in Issuer’s records as being held by “DriveWealth, LLC. for the exclusive benefit of its customers” and as being held by DriveWealth itself for its own benefit, if any, as of the last day of each month, and, if certificated, attesting to (A) the authenticity of the certificate(s) in DriveWealth’s possession, (B) that the certificate(s) represent(s) the number of units of Securities represented in Issuer’s records, and (C) that the certificate(s) in DriveWealth’s possession is/are recorded on Issuer’s official books and records as “DriveWealth, LLC. for the exclusive benefit of its customers” and “DriveWealth, LLC”, respectively;

4.upon DriveWealth’s reasonable determination that there is risk of material misinformation with regard to Issuer’s books and records, provide DriveWealth with the option and opportunity to audit, or have a third party audit on DriveWealth’s behalf, Issuer’s books and records to confirm any information maintained by Issuer under the Agreement and authorize DriveWealth to contact Issuer’s auditors and request that they provide confirmation of such information, all at Issuer’s sole expense;

5.provide DriveWealth, on a monthly basis, assurance in such form as DriveWealth may reasonably require (e.g., through a designated website or email to DriveWealth’s operations department), that the Securities identified in Issuer’s books and records as held by “DriveWealth LLC for the exclusive benefit of its customers” and/or “DriveWealth LLC” or that the units evidenced by certificate(s) in such names are not subject to any right, charge, security interest, lien, or claim of any kind in favor of Issuer or any person claiming through Issuer and that all such Securities issued and outstanding for the prior month have been validly authorized, duly and validly issued, fully paid and are non-assessable and free of restrictions on transfer other than restrictions on transfer that have been provided to DriveWealth by Issuer;

6.provide DriveWealth, pursuant to such methods as DriveWealth may reasonably require (e.g., through a designated website or email to DriveWealth’s operations department), and at such times as DriveWealth may reasonably require, information indicating the per unit value of the Securities, which shall constitute an instruction to DriveWealth to communicate to Investors that unit value as the then current value of the Securities and to update Investor account values accordingly. Such unit value shall be provided as of the end of each calendar year if the Securities are held in individual retirement arrangement (“IRA”) or related accounts, per United States of America Internal Revenue Service (“IRS”) requirements. Such unit value will be in compliance with all applicable laws and regulations, including but not limited to FINRA Rule 2310 and 2340 relating to direct participation programs (“DPP”) and unlisted real estate investment trusts (“REIT”).

7.provide DriveWealth, pursuant to such methods as DriveWealth may reasonably require, with the details of, and all monies associated with any dividend, interest, principal or other payment due to Investors and a detailed record of the recipients and amounts to be credited thereto and any tax reporting codes in a manner required by DriveWealth from time to time in order for DriveWealth to credit Investors with such payments on a timely basis and to produce relevant tax documentation therefrom (it is agreed that Issuer shall produce or cause to be produced by third parties on behalf of Issuer, at Issuer’s expense, any Schedule K-1’s or similar documents for delivery by DriveWealth to Shareholders); and; and

8.provide to DriveWealth, in such form and at such time as DriveWealth may reasonably request, a copy of any documentation, memoranda, agreements or other documents or information that DriveWealth believes is necessary for it to satisfy any filing, reporting or other applicable legal requirements it may have relating to the custody of the Securities.

SCHEDULE C – Services Specifically NOT Provided

Unless otherwise specifically agreed to in this Agreement or in a separate written agreement between the Parties, the following services specifically are NOT provided by DriveWealth or any Affiliate of DriveWealth under this Agreement:

1.Issuer explicitly understands that DriveWealth provides no tax, legal, or investment advice of any kind, nor does DriveWealth give advice or offer opinions with respect to the nature, potential value, or suitability of any Securities transaction or Customer investment strategy. Issuer will not hold, nor seek to hold, DriveWealth or any of its officers, directors, employees, agents, subsidiaries, or affiliates liable for losses incurred by Customers from participating in Issuer’s Offering.

2.Services Under Separate Agreement.  This Agreement does not address nor authorize DriveWealth to provide, investment banking or underwriter services to Issuer, to act as an underwriter or selling group member, to issue the Securities, to provide advice or advisory services in connection with the services as set forth in Schedule B, to recommend the Securities or the Offering, or to make any suitability determinations with respect to any DriveWealth Customer.  DriveWealth is not committing to and does not intend to purchase any of the Securities for its own account or that of an Affiliate.  However, Issuer and DriveWealth understand and agree that, in addition to the services provided herein and under a separate agreement (a “Selling Agreement”) which may be entered into between Issuer or sales agent and DriveWealth, DriveWealth may participate in the Offering as a dealer in the sale of the Securities.  In its capacity as a dealer, DriveWealth shall be entitled to receive a reallowance on commissions in accordance with the Selling Agreement, which shall be compensation for DriveWealth's portion of the commissions as a Dealer and shall be separate and distinct from the fees set forth in Schedule D of this Agreement.

3.No Approval of Issuer Content.  DriveWealth is not preparing, endorsing, adopting, or approving in any way any offering memoranda or other offering documents, SEC, state or other regulatory filings, or any sales or marketing material or Issuer Content, specifically including any Issuer Sites, or any other material or Content of any kind wherever they may appear except to the extent that such websites, material or Content specifically reference the DriveWealth Name, Branding, Content, or descriptive materials about the Services, and then only to the extent of such references and specifically not including other portions of such website or materials or (ii) otherwise as specifically provided by DriveWealth or any of its Affiliates for inclusion by Issuer in such offering memoranda or other offering documents, SEC, state or other regulatory filings, or sales or marketing material or Issuer Site.

4.No Setting, Reviewing or Guaranteeing of Price, Tax or Other Data.  DriveWealth is not setting, calculating, creating, approving, endorsing, adopting, reviewing, recommending or guaranteeing any price for the Securities, or giving any opinion with respect to the accuracy, reliability or completeness of any data or information about the Securities appearing on a DriveWealth Site or elsewhere.  DriveWealth is relying on Issuer for all such data and information.  DriveWealth is not preparing or calculating any tax statements or documentation on behalf of Issuer, specifically including Schedule K-1s, except for those tax documents normally and usually included as part of a brokerage account (such as 1099s).

5.Due Diligence. DriveWealth will not be responsible for conducting due diligence on any Securities offered by Issuer. Issuer (or its intermediary broker-dealer) shall be responsible for conducting due diligence and determining whether Customer participation in an Offering is appropriate based on suitability factors and other determinations.

6.Instructions. DriveWealth will only settle Offerings pursuant to Issuer or Issuer’s intermediary broker-dealer’s Instructions.

7.Marketing and Promotion. DriveWealth shall not be responsible for preparing marketing or promotional material for Offerings or Securities. Issuer will be solely responsible for the costs associated with the preparation of all marketing and promotional materials.

SCHEDULE D – Fees and Other Costs

1.Closing and Book Entry Custody Fees.

a.Reserved when DriveWealth is compensated by an intermediary broker dealer instead of Issuer, or

b.Fifty basis points (50 bps) of the dollar value of the Issuer Securities placed in Customer Accounts at DriveWealth, which may be already issued or issued pursuant to an Offering, payable at the time of Closing.

2.DriveWealth Platform Fees.

a.Reserved when DriveWealth is compensated by an intermediary broker dealer instead of Issuer, or

b.Twenty-Five basis points (25 bps) of the dollar value of the Issuer Securities placed in Customer Accounts at DriveWealth, which may be already issued or issued pursuant to an Offering, payable at the time of Closing. Note that this service is not separable from the services above.

3.Due Diligence Fees.

a.Reserved when issuer due diligence is performed by an intermediary broker dealer or third-party due diligence firm instead of DriveWealth, or

b.Issuer shall pay DriveWealth fees (whether charged by DriveWealth or by a third party) related to conducting due diligence with respect to Issuer, any Offering in a specific Series of Issuer, or any principal or other person associated with Issuer that DriveWealth deems necessary or appropriate, which may be up to $5,000 in the aggregate but may be greater if additional efforts are necessary to conduct adequate due diligence. DriveWealth understands that Offerings by Issuer are prepared by a professional legal firm, largely standardized, covered under one Regulation A+ offering circular (as amended from time to time), and will endeavor to minimize related diligence fees accordingly. DriveWealth will provide an estimate of Due Diligence Fees upon receipt of diligence materials and consult with Issuer before deciding to incur additional costs in excess of the estimate and will only incur such fees with the agreement of both Parties. Due Diligence Fees are payable even if no Securities are issued.

4.Fee for Termination and Transfer of Securities Pursuant to Section 9 Not Related to the Failure of an Offering to be Completed.  For terminations pursuant to Sections 9.3, 9.4, and 9.5 that are not related to and do not arise from the failure of an Offering to be completed under the terms of this Agreement, and for which there are any Shareholders for DriveWealth to transfer to another firm, Issuer shall pay a termination fee ("Termination Fee") that is the lesser of (a) $10,000, or (b) the current number of Shareholders of Securities as established at the time of transition, multiplied by $2.50; provided, however, that the Termination Fee shall not apply for terminations under 9.3 if the termination is by DriveWealth.  This Termination Fee does not apply if Securities are transferred through the DTCC ACAT system to other custodians, though the transfer fees paid by Customers in Section 6 below would apply.  Further, this Termination Fee does not apply to terminations pursuant to any other provision of Section 9.

5.Administrative Expenses. Issuer shall bear and pay all costs, fees and expenses relating to the preparation, printing, filing and dissemination of information relating to the Securities issued to Shareholders pursuant to each Offering and any amendments or supplements thereto, including any federal or state fees imposed on Issuer or on DriveWealth relating to the Offering, including but not limited to any costs, fees or expenses incurred by DriveWealth in connection with the filing of documents with regulatory authorities (such as costs for federal and state filings of the Offering under Regulation D (e.g., Form D) or Regulation A of the Securities Act (e.g., Form 1-A and FINRA Rule 5110)), and any fees or expenses relating to the issuance and/or delivery of the Securities (such as transfer agent fees, certificate fees, DTCC fees, NSCC fees). DriveWealth understands that Offerings by Issuer are largely standardized, covered under one offering circular, and will disclose any such administrative expenses to Issuer in advance of incurring them and endeavor to minimize such administrative fees accordingly.

6.Service Fees.  Based upon Issuer request and specific requirements provided by Issuer, an Issuer may be charged the following service fees:

a.Securities Proxy, Corporate Action, and Corporate Communication Fees – to the extent Issuer requests DriveWealth to distribute corporate communications and process Investor voting, Issuer will be charged the following fees for corporate action and communication processes, as well as processing of any resultant tax documents or Customer inquiries (as described in Supplemental Tax Document Processing below). Note that fees will only apply to the processing of these actions for Securities, not those publicly traded securities for which such actions are processed via DTCC, though similar fees do apply for proxy services for public securities.

i.Involuntary corporate action (e.g., split, symbol change) – [TBD]

ii.Voluntary corporate action (e.g., rights offering) – [TBD]

iii.Proxy solicitation, voting, tabulation – [TBD]

b.Customer Service – Issuer will endeavor to manage most Customer service inquiries from Investors directly. Inquiries specifically related to brokerage services will be directed to DriveWealth only when necessary; inquiries related to DriveWealth Accounts will be directed to DriveWealth. Should the level of Customer support required by DriveWealth directly attributable to Issuer become burdensome, DriveWealth will notify Issuer and the Parties will in good faith negotiate an associated support fee.

c.Securities Dividend, Interest, Principal Payments, Return of Capital and Other Corporate Cash Flows – to the extent Issuer requests DriveWealth to process and distribute corporate cash flows, Issuer will be charged the following fees for processing corporate cash flows and any resultant tax documents or Customer inquiries. Note that such fees only apply to the processing of these actions for Securities, not those publicly traded securities for which such actions are processed via DTCC.

i.[TBD]

d.Securities Review for Purchase by IRA Accounts – to the extent Issuer requests the Securities to be available for purchase by IRA accounts, a one-time fee will be charged per Offering identified on Schedule A for evaluation, which may or may not result in approval.

i.[TBD]

e.Supplemental Tax Document Processing – to the extent Issuer requests document processing services beyond the activities set forth in Schedule B-1, including, but not limited to, processing document corrections based on reclassification of disbursements or additional processing of tax documents (e.g., corrected 1099s), additional fees may be charged at the time and at the rate incurred by DriveWealth plus overhead.

f.Securities Transfers and Secondary Transactions – to the extent Issuer requests that DriveWealth maintain any restrictions on the transfer of beneficial ownership, or allows for transfers of its Securities, DriveWealth will, in good faith, attempt to prevent transfers of the Securities without Issuer’s consent, except as required by or pursuant to operation of Law.  DriveWealth understands that Issuer plans to conduct regular auctions (each an “Auction”) for its Securities facilitated by one or more third party-broker dealers (each, a “Third-Party B/D”), where Customers will have the ability to buy and sell the Securities. At the end of any such Auction, the Third-Party B/D will deliver, either directly or through the Rally Rd.TM platform, as the case may be, a file of secondary transactions (“File”) for DriveWealth to process, under separate agreement with that Third-Party B/D. Issuer will be charged fees for processing such transfers of book entry shares from one DriveWealth Customer account to another DriveWealth Customer account, or back to Issuer through an issuer redemption or similar program. The initial fee for processing these secondary transactions will be the number of hours of work by DriveWealth or its agents on such Files, with a minimum charge of 30 minutes per File processed, multiplied by the Hourly fee for additional DriveWealth Services set forth in this agreement for non-executive operational support. Should the level of support required by DriveWealth to process Auction transactions become burdensome, DriveWealth will notify Issuer and the Parties will in good faith negotiate an updated fee for DriveWealth’s services and or fees for DriveWealth to automate some or all of these services, as well as any necessary alternative trading system (“ATS”) set-up fees.

g.DTCC eligibility filing on UW Source – to the extent Issuer requests that DriveWealth file for DTCC eligibility using the DTCC UW Source application, a one-time fee will be charged per Security identified on Schedule A for submission, which may or may not result in DTCC approval. For DTCC eligibility applications outside of the UW Source application, this fee will increase to reflect DTCCs higher fee for applications submitted outside of UW Source. Additional fees apply for DriveWealth to refile a DTCC submission. Issuer is responsible for obtaining a CUSIP for its Offering prior to the DTCC submission, and providing that CUSIP, finalized offering documents (SEC qualified for Regulation A) if applicable, and a legal opinion to DriveWealth for submission to DTCC.

h.Hourly fee for additional DriveWealth Services - $100 per hour per person involved, other than non-executive operational staff which will be billed at $50 per hour per such person, plus ordinary and customary travel expenses, if applicable, in providing services that are either not explicitly provided for in the Agreement or are not the then-standard DriveWealth services.  Services to which such fees apply include, but are not limited to, non-standard reporting, non-standard closing processes, additional or differentiated system features and any other form of additional services. Any third-party fees incurred in the provision of such services will be passed to Issuer. Such additional services will only be undertaken with the mutual agreement of both parties.

i.Issuer Branding - To the extent permissible under the Applicable Laws and Rules, Issuer may request in writing that DriveWealth send confirmations with Issuer's branding. DriveWealth will pass through additional fees for such branding customization.

7.Fees to DriveWealth Accounts and Customers. To the extent that a Customer establishes an account(s) which can participate in the full suite of brokerage activities offered through DriveWealth, DriveWealth in its sole discretion may charge fees related to the DriveWealth Account as such fees are not obligations of Issuer, but a Customer will not be charged any fees for holding, purchasing or selling any Securities of Issuer in the Customer Account.

8.Minimum Fees.

a.Each Closing that is processed for Issuer is subject to a minimum fee to DriveWealth of $500, if the sum of the fees in section 1 and 2 above are less than this minimum.

b.DriveWealth shall also be entitled to a minimum monthly fee of $1,000 from the relationship with Issuer, beginning on the month of the first Closing, or the month the first Customer Securities are deposited into DriveWealth accounts, whichever occurs first. For the purpose of clarity, should the monthly fee due to DriveWealth in the aggregate from the fees outlined in sections 1, 2 and 6 above, as well as this section 8, be less than $1,000 in any month during the Term, Issuer shall pay the DriveWealth the Minimum Fee.